EXHIBIT 23.3


[LOGO]    MINERAL RESOURCES DEVELOPMENT, INC.
          Property Evaluators, Developers, Consulting Geologists and
          Engineers


March 21, 1996


Fairbanks Gold Mining, Inc.
#1 Fort Knox Road
P.O. Box 73726
Fairbanks, Alaska  99707-3726

Attention:  Mr. Kenneth R. Pohle, President

Gentlemen:

          SUBJECT: TECHNICAL REVIEW AND OPERATING COST UPDATE REPORT, AUGUST 30, 1994

We hereby authorize the reference to the Technical Review and Operating Cost Update, dated August 30, 1994 prepared for Fairbanks Gold Mining, Inc., by Mineral Resources Development, Inc., in the Annual Report on Form 10-K of Amax Gold, Inc. (File No. 1-9620), to be filed with the United States Securities and Exchange Commission:

We also confirm that we have read the descriptions of the Fort Knox Project ore reserves as contained in the Annual Report on Form 10-K and have no reason to believe that there is any misrepresentation in the information contained herein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such reports.

Sincerely,
FOR MINERAL RESOURCES DEVELOPMENT, INC.


     /s/  F.P. Howald
By:       Frank P. Howald
Title:    Senior Vice President, Project Management




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